UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 17, 2018

PARAMOUNT GOLD NEVADA CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation)

001-36908	98-0138393
(Commission File Number)	(IRS Employer Identification No.)

665 Anderson Street

Winnemucca, Nevada

89445

(Address of Principal Executive Offices)

(775) 625-3600

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2018, Paramount Gold Nevada Corp. (the “Company”) entered into a written Employment Agreement with John Seaberg, its current Executive Chairman, providing an annual base salary of $200,000 along with a provision for cash bonuses and equity incentives on a periodic basis at the discretion of the Board of Directors.  Mr. Seaberg is also entitled to the following:  (i) if employment is terminated by the Company other than for just cause, disability or death or is terminated by the Mr. Seaberg for Good Reason, an amount equal to one times the annual salary plus one times the average annual bonus paid to Mr. Seaberg in the previous two years, and (ii) if employment is terminated by the Company as a result of a change of control an amount equal to one times the annual salary plus one times the average annual bonus paid to Mr. Seaberg in the previous two years, and (iii) immediately prior to a change of control, the Company may pay an additional discretionary bonus to Mr. Seaberg.  The additional discretionary bonus may be any amount and shall be determined by the Board of Directors in their sole and absolute discretion.

The foregoing description of the material terms of the foregoing employment agreements does not purport to be complete and is qualified in its entirety by reference to the relevant exhibits. A copy of the Employment Agreements for Mr. Seaberg is attached as Exhibit 10.1.

Item 9.01.Financial Statements and Exhibits.

(d)List of Exhibits

Exhibit Number	Description

Exhibit 10.1	Employment Agreement John Seaberg dated October 17, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARAMOUNT GOLD NEVADA CORP.

Date: October 19, 2018	By:	/s/ Carlo Buffone
Carlo Buffone
Chief Financial Officer